Exhibit 99.1

World Fuel Services Corporation To Acquire Colt International, LLC

--- Will Expand Global Presence in General Aviation Market ---

MIAMI--(BUSINESS WIRE)--July 14, 2014--World Fuel Services Corporation (NYSE: INT) announced today that it has signed a definitive agreement to acquire Colt International, LLC (“Colt”), a leading provider of contract fuel and international trip planning services in the general aviation marketplace, for a purchase price of approximately $63 million. The purchase price will be funded through cash-on-hand and the company’s existing credit facilities.

Colt, headquartered in Houston, Texas, with 150 employees and 2013 revenue of approximately $400 million, is a leading provider of contract fuel and trip planning services at more than 3,000 locations worldwide.

“We look forward to welcoming the Colt team to World Fuel Services,” said Michael J. Kasbar, chairman, president and chief executive officer of World Fuel Services Corporation. “Colt will further expand our global presence in contract fuel and international trip planning services, driving strategic synergies in our growing general aviation business.”

“This transaction will enable us to combine the strengths of the Colt and World Fuel international trip planning service platforms, leading to an even stronger value proposition for the general aviation market,” said Joel Purdom, chief executive officer of Colt International, LLC.

“Joining a company with the capabilities and expertise of World Fuel will allow us to further enhance the level of service offered to one of the largest contract fueling networks in the general aviation market,” said Malcolm Hawkins, president of Colt International, LLC.

The transaction is expected to be $0.06 to $0.09 accretive to earnings on a GAAP basis in the first twelve months. Non-GAAP accretion, which excludes amortization of acquired intangible assets of approximately $0.02 per share, is expected to be $0.08 to $0.11 in the first twelve months.

The transaction is subject to customary closing conditions and is expected to be completed within the next 30 days.

Information Relating to Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations about expanding our global presence and strategic synergies, the effect of the acquisition on our general aviation business, the strength of the value proposition for the general aviation market, as well as our expectation regarding the effect of the transaction on our earnings. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the company’s Securities and Exchange Commission (“SEC”) filings, including the company’s Annual Report on Form 10-K filed with the SEC on February 14, 2014. Actual results may differ materially from any forward-looking statements due to risks and uncertainties, including, but not limited to: our ability to effectively integrate and derive benefits from the Colt business, our ability to capitalize on new market opportunities, particularly in general aviation market, potential liabilities and the extent of any insurance coverage, the outcome of pending litigation and other proceedings, the impact of quarterly fluctuations in results, the creditworthiness of our customers and counterparties and our ability to collect accounts receivable, environmental and other risks associated with the storage, transportation and delivery of petroleum products, our failure to effectively hedge certain financial risks associated with the use of derivatives, non-performance by counterparties or customers on derivatives contracts, loss of, or reduced sales, to a significant government customer, uninsured losses, the failure of fuel and other products we sell to meet specifications, fluctuations in world oil prices or foreign currency, changes in political, economic, regulatory, or environmental conditions, adverse conditions in the markets or industries in which we or our customers and suppliers operate, the impact of natural disasters, adverse results in legal disputes, unanticipated tax liabilities, our ability to retain and attract senior management and other key employees and other risks detailed from time to time in the company’s SEC filings. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changes in expectations, future events, or otherwise.

Non-GAAP Financial Measures

This press release includes selected financial information that has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Specifically, we have used non-GAAP accretion to earnings per share, which excludes amortization of acquired intangible assets, primarily because we do not believe it is reflective of the company’s core operating results. We believe that this non-GAAP financial measure, when considered in conjunction with our financial information prepared in accordance with GAAP, is useful for investors to evaluate our core operating results and trends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, our presentation of non-GAAP accretion may not be comparable to the presentation of such metric by other companies. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure contained in this press release.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel and related products and services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

The company's global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBOs), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial, and government accounts. The company also offers transaction management services which consist of card payment solutions and merchant processing services to customers in the aviation, marine and land transportation industries. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer